IRET Announces Date of 2019 Annual Meeting of Shareholders

MINOT, N.D., March 8, 2019 – IRET (NYSE: IRET) announced today that it will hold its 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) on Thursday, June 13, 2019, at 9:00 a.m. Central Daylight Time, at its office located at 800 LaSalle Avenue, Suite 1600, Minneapolis, MN 55402.
Shareholders of record of IRET common shares at the close of business on April 18, 2019 are entitled to notice of, and to vote at, the 2019 Annual Meeting. IRET expects the notice of Annual Meeting and definitive Proxy Statement will be mailed to shareholders on or about May 7, 2019. In addition, the definitive Proxy Statement will also be available online at www.iretapartments.com under the Investors tab on or about May 1, 2019. The Transition Report on Form 10-KT for the transition period ended December 31, 2018 is currently available online at www.iretapartments.com.
IRET has decided to retain April 9, 2019 as the deadline for the receipt of shareholder proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in IRET’s proxy materials for the 2019 Annual Meeting. To be considered for inclusion, such shareholder proposals must be received in writing by IRET before the close of business on April 9, 2019.
Additionally, for a shareholder who wishes to submit a shareholder proposal or to nominate a trustee outside of IRET’s proxy materials for the 2019 Annual Meeting, it must provide timely notice in accordance with the advance notice provisions of the Fifth Restated Trustees’ Regulations (the “Bylaws”). The Bylaws provide that the Secretary of the Company must receive written notice at the principal executive offices of the Company by the close of business on March 18, 2019, which is no later than the 10th day following the first public announcement of the meeting date. The shareholder must otherwise comply with the requirements set forth in the Bylaws.
Any shareholder proposal for inclusion in IRET’s proxy materials, notice of proposed business to be brought before the 2019 Annual Meeting, or trustee nomination should be sent by registered mail, return receipt requested, to IRET’s Secretary at IRET’s principal executive offices located at 1400 31st Avenue SW, Suite 60, Minot, ND 58701.
About IRET
IRET is a real estate company focused on the ownership, management, acquisition, redevelopment, and development of apartment communities. IRET owns interests in 87 communities consisting of 13,702 apartment homes. IRET's common shares and Series C preferred shares are publicly traded on the New York Stock Exchange (NYSE symbols: IRET and IRET PRC, respectively). IRET's press releases and supplemental information are available on its website at www.iretapartments.com or by calling Investor Relations at 701-837-7104.
Forward-Looking Statements
Certain statements in this press release are based on our current expectations and assumptions, and are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Forward-looking statements are typically identified by the use of terms such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and variations of those words and similar expressions.

Contact Information
Jonathan Bishop
Vice President – Finance
Phone: 701-837-7104
E-mail: IR@iret.com